Agreement for Promotion, Fulfillment, and Availability of
Pharmaceutical and Prescription Discounts of the County of Luzerne
Program/Comprehensive HealthCare Solutions, Inc.

THIS AGREEMENT (the “Agreement”) by and between Comprehensive HealthCare Solutions, Inc. (“CMHS”) a Delaware Corporation, located at 45 Ludlow Street, Suite 602, Yonkers, New York 10705 and The County of Luzerne, a Municipal Corporation (“CLIENT”) , for itself, located at 200 North River Street, Wilkes-Barre, Pennsylvania 18711 (the “Parties”) is made and entered into as of this 20th day of April 2005 latest of the signature dates set forth on the signature page below and shall be effective as of such date (the “Effective Date”).

WHEREAS, CLIENT is a Municipal Corporation and CLIENT desires to contract with CMHS for access to its Health Discount Programs to make available to all county residents and,

WHEREAS, CMHS is in the business of providing consumer healthcare savings programs, support and administration,

AND, WHEREAS, CLIENT and CMHS wish to enter into an agreement to make available the Program to all Luzerne County residents
Therefore, it is agreed as follows:

TERMS

1.	The Co-Branded Program:

CMHS shall offer at no charge, the LUZERxNE County prescription discount card (the “Program”) to county residents of CLIENT as shown in Exhibit “A”. The parties hereby agree that any changes in services offered in connection with the Program shall require the parties to execute a written amendment to this Agreement.

2.	Obligations and Expenses of CMHS

2.1        Provide access to the Provider Networks for all eligible members for participating discounts.

2.2        Provide approval process for any materials used for distribution or marketing of the Program by CLIENT.

5.	Termination/Withdrawal

Either Party may terminate this Agreement upon one hundred twenty (120) days notice if:

5.1         The other Party commits a material breach of this Agreement.

5.1.1 The other Party files a petition for bankruptcy or is adjudicated as bankrupt, or a petition in bankruptcy is filed against the other Party and such petition is not dismissed within one hundred and eighty (180) calendar days, or the other Party becomes insolvent or makes an assignment for the benefit of its creditors or an arrangement for its creditors pursuant to any bankruptcy law or the other Party discontinues its business or a receiver is appointed or the other Party or its business; or

5.2         Survival. Those provisions of this Agreement which by their nature extend beyond termination or expiration will survive and remain in effect until all obligations hereunder are satisfied, specifically provisions dealing with confidentiality, title, indemnification, limitation of liability and payment of fees shall survive such termination or expiration.

6.	Intellectual Property (IP) Rights and Control

6.1 CMHS Grant of License. CMHS hereby grants CLIENT an exclusive license during the Term and any extensions thereof to display CMHS’s trademarks, logos, service marks and other graphical items in the form, and format and style guidelines provided by CMHS (“CMHS IP Materials”) on Client’s website and as otherwise set forth herein.

6.2      CLIENT Grant of License. CLIENT hereby grants an exclusive license during the Term and any extensions thereof to display CLIENT’s trademarks, logos, service marks and other graphical items in the form, and format and style guidelines provided. by CLIENT, (“CLIENT IP Materials”) and as otherwise set forth herein. Any other use or display of CLIENT IP Materials by CMHS shall require the prior written consent of CLIENT.

6.3         Ownership of Intellectual Property by CLIENT. CMHS acknowledges that, as between it and CLIENT, CLIENT owns or is the licensee of, all right, title and interest and to all CLIENT trademarks, logos, service marks and other graphical items in the form, and format and style guidelines provided by CLIENT (“CLIENT IP Materials”) as of the Effective Date of this Agreement, including the CLIENT trademarks, except for any CMHS IP Materials displayed on such site. CMHS understands and agrees that its use of any of the foregoing

CLIENT IP Materials in connection with this Agreement shall not create in it any right, title or interest, in or to such property, and that all such use and goodwill associated with any such use of the CLIENT IP Materials shall inure to the benefit of CLIENT.

6.4          Ownership of Intellectual Property by CMHS. CLIENT acknowledges that, as between it and CMHS, CMHS owns or is the licensee of, all right, title and interest in and to all IP Rights contained in the CMHS IP Materials, including the CMHS trademarks, except for any CLIENT trademarks displayed on such CMHS IP Materials or the Co-Branded site. CLIENT understands and agrees that its use of any of the foregoing CMHS property in connection with this Agreement shall not create in it any right, title or interest, in or to such property, and that all such use and goodwill associated with any such use of the CMHS IP Materials shall inure to the benefit of CMHS.

6.5          Trademark Quality Control. Each Party’s use of the other’s trademarks on each Parties’ website and other materials and co-branded items shall be in accordance with such Party’s policies regarding trademark usage. In the event that a Party determines that its trademarks are being used by the other Party in a manner that is inconsistent with its standards and reasonably demonstrates such inconsistency to the other Party, such other Party shall within thirty (30) days of notice thereafter cure such inconsistency; provided, however, that if either Party doses not cure such inconsistency within such period, such Party shall be in breach of this Agreement. Each of the Parties hereto shall use the other Party’s logos and/or trademarks in accordance with each Party’s respective trademark and/or logos usage policies and in furtherance of the purposes of this Agreement.

6.6 Protection of Rights and Withdrawal. Each Party may cease use of any IP Materials of the other Party if the Party, in its sole discretion, determines that use, display, transmission, or distribution of such the IP Materials of the other Party would (i) violate or infringe the copyright, trademark or other rights of any third party, or any other law, court order, Governmental Regulation or other ruling or any governmental agency or entity, (ii) subject the Party to any liability, (iii) Jeopardize the Party’s ability to protect its rights or its property in the manner deemed appropriate by the Party, or (v) violate any other rights of a third party.

7.	Warranties & Indemnification

7.1        CMHS represents and warrants that CMHS will provide services in a good and workmanlike manner and that the following performance standards are satisfied throughout the term of the Agreement:

8.	Mutual Representations and Warranties

8.1         It is a Corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all the necessary power and authority (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own and use its assets in the manner in which its assets are currently owned and used, and (iii) to enter into this Agreement and perform its obligations under this Agreement; and

8.2         Its execution and delivery of this Agreement, and the performance of its obligations and duties hereunder, do not and will not (i) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Body, (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) undue, any terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which it is a Party or by which any of its properties or assets may be bound, (iv) violate any order, write, injunction, decree, or Law applicable to it.

9.	Infringement Indemnification by CMHS

9.1         CMHS will defend or settle any claim against CLIENT, (or third parties to whom CLIENT is authorized by CMHS to resell or sublicense), that the Program delivered under this Agreement infringes a patent, copyright, trade secret, or trademark in the country where the Program is used or sold, provided CLIENT:

9.1.1 Promptly notifies CMHS in writing; and

9.1.2 Cooperates with CMHS in, and grants CMHS sole control of the defense or settlement.

9.1.3 CMHS will pay infringement claim (including reasonable attorney and other professional fees), settlement amounts and court awarded damages. If such a claim appears likely, CMHS may modify the Program, procure any necessary license, or replace it.

9.1.4 CMHS Liability Indemnification, CMHS will indemnify and hold harmless CLIENT against all claims, losses, actual damages (and not special or consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorney’s and other professional fees and expenses to the extent such claims, losses and damages are due to a defect in the Program supplied hereunder or any materials, labeling, instructions, training or other materials approved or provided by CMHS. CMHS’s obligation of defense and indemnification hereunder shall include claims, losses or damages arising from the Customer Services provided by CLIENT so long as the actions of CLIENT were in accordance with the training provided by CMHS and/or materials approved by CMHS.

9.1.5   CLIENT shall promptly notify CMHS in writing of any claim for indemnification; provided, however, that failure to give such notice shall not relieve CMHS of any liability hereunder (except to the extent CMHS has suffered actual material prejudice by such failure). CLIENT shall tender sole defense and control of such claim to CMHS. CLIENT shall, if requested by CMHS, give reasonable assistance to CMHS in defense in defense of any claim. CMHA shall reimburse the CLIENT for any reasonable legal expenses directly incurred from providing such assistance, as such expenses are incurred.

9.1.6   CMHS shall have the right to consent to the entry of judgment with respect to, or to otherwise settle, an indemnified claim with the prior written consent of CLIENT, which consent shall be unreasonably withheld; provided, however, that CLIENT may withhold its consent if any such judgment or settlement imposes any un-reimbursed monetary or continuing non-monetary obligation on CLIENT or does not include an unconditional release of CLIENT and its Affiliates from all liability in respect of claims that are the subject matter of the indemnified claim.

9.1.7 Remedies Cumulative

   Except as otherwise expressly specified herein, the rights and remedies granted to each Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies that such Party has under the express terms of this Agreement.

10.	Limitation of Liability

10.1 EXCEPT IN THE EVENT OF INTENTIONAL WRONGDOING OR A CLAIM PURSUANT TO INDEMNIFICATION OBLIGATIONS HEREIN, IN NO EVENT SHALL A PARTY TO THIS

AGREEMENT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, FOR LOST PROFITS, IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IN THE EVENT SUCH PARTY HAS BEEN ADVISED AS TO THE POSSIBILITY OF SUCH DAMAGES,

11.	Insurance

11.1 Throughout the Term, each Party shall procure and maintain at its own expense, insurance, naming the other Party as an additional insured and an additional loss payee which insurance must be satisfactory to other Party of the following types and in the following amounts: at least $1 million in general liability insurance. All insurance to be maintained by a Party under this Article 11 shall be with companies licensed to do business in the states in which the parties do business. Each Party shall furnish to the other Party, upon request, certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing all coverage referenced in this Article. Such certificates or other documentation will include a provision whereby thirty (30) days notice must be received by the other Party prior to cancellation or material alteration of the coverage by either Party or the insurer in question.

12.	Miscellaneous

12.1 No Joint Venture. The sole relationship between the Parties shall be that of independent contractors. No partnership, joint venture, or other formal business relationship is hereby created between the Parties hereto. Neither Party shall make any warrants or representations, or assume or create any obligations, on the other Party’s behalf except as may be expressly permitted hereunder or in writing by such other Party. Each Party shall be solely responsible for the actions of all their respective employees, agents and representatives.

ARBITRATION: Any disputes or disagreements arising out of or relating to this Agreement, which cannot be settled by the Parties on a mutually satisfactory basis, shall be submitted and settled by binding arbitration in the Commonwealth of Pennsylvania in accordance with the rules and procedures of the American Arbitration Association. The Parties agree that the arbitration shall

. be instead of any civil litigation and that the arbitrator’s decision and ruling shall be final and binding. Each Party will bear one-half (1/2) of the cost of the arbitration filing and hearing fees and one-half (1/2) of the cost of the arbitrator.

12.2 Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of Law, and with the same force and effect as if fully executed and performed therein, and the Laws of the United States of America.

12.3 Amendment of Modification. This Agreement may not be amended, modified, or supplemented by the Parties in any manner, except by an instrument in writing signed on behalf of each of the Parties by a duly authorized officer or representative.

12.4 Assignment. CLIENT and CMHS may transfer or assign any rights or delegate any obligations hereunder to an affiliate, in whole or in part. Otherwise, neither party shall transfer or assign any rights or delegate any obligations hereunder to any third party in whole or in part, whether voluntarily or by operation of law. Any purported transfer, assignment or delegation by either Party (except with respect to an Affiliate of the Party) shall be null and void and of no force or effect. An assignment will not relieve a Party to this Agreement of any obligations under this Agreement, except as otherwise provided in this Agreement.

12.5 Notices. Any notice or other communication to be given hereunder shall be in writing and shall be (as elected by the Party giving such notice): (i) personally delivered; (ii) transmitted by postage prepaid registered or certified mail, return receipt requested; (iii) deposited prepaid with a nationally recognized overnight courier service; or (iv) sent by facsimile. Unless otherwise provided herein, all notices shall be deemed to have been duly given on (a) the date of receipt (or if delivery is refused, the date of such refusal) if delivered personally or by courier; (b) three (3) days after the date of posting if transmitted by mail: or (c) if transmitted facsimile, the date a confirmation or transmission is received. Either Party may change its address for purposes hereof on not less than three (3) days prior notice to the other Party. Notices hereunder shall be directed to, unless otherwise instructed by the receiving Party:

If to CLIENT, to:	If to CMHS, to:

Luzerne County Solicitor	Comprehensive Healthcare Solutions
Care of:	45 Ludlow Street
Luzerne County Courthouse	Suite 602
200 North River Street 480 Pierce Street Wilkes-Barre, PA 18711	Yonkers, NY 10705 Attn: John Treglia, CEO

12.6 Entire Agreement/Force Majeure:

12.6.1 This Agreement represents the entire Agreement of the Parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous agreements and understandings, written or oral between the Parties with respect to the subject matter hereof.

12.6.2 Neither Party shall be liable for any delay or failure to perform hereunder if such failure or delay is due to a force beyond its control (“force majeure”) such as flood, pestilence, war, insurrection, shortage of supplies, labor actions, and the like, so long as performance is resumed promptly after the conclusion of the force majeure event.

12.7 Waiver. Any of the provisions of this Agreement may be waived by the Party entitled to the benefit thereof. Neither Party shall be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving Party, and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to, or waiver of any right or remedy as to a subsequent event.

12.8 No Third Party Beneficiaries

12,9 Nothing expressed or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any Person other than the Parties and the respective permitted successors or assigns of the Parties, any rights, remedies, obligations or liabilities whatsoever.

12.10 Fees and Expenses

12.11 Each Party shall be responsible for the payment of its own costs and expenses, including attorney’s fees and expenses, in connection with the negotiation and execution of this Agreement.

12.12 Severability. If the application of any provisions of this Agreement to any particular facts of circumstances shall be held to be invalid or unenforceable by any court of competent jurisdiction, then: (i) the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement shall not in any way be affected or impaired thereby; and (ii) such provision or provisions shall be reformed without further action by the Parties hereto and only to the extent necessary to make such provision or provisions valid and enforceable when applied to such particular facts and circumstances.

12.13 Counterparts;Facsimiles. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument. Each Party shall receive a duplicate original of the counterpart copy or copies executed by it. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed to be an original execution copies of this Agreement to one another as soon as practicable following execution thereof.

12.14 Bookkeepinq,lnspection. CLIENT shall have the right to audit CMHS no more than twice per 12-month period, and only during reasonable business hours and upon reasonable notice to CMHS, to determine the accuracy of revenues or the allocation and payment of fees, as the case may be, owed or paid to CLIENT, or to determine CMHS compliance with other provisions of the Agreement.

13.	This Agreement is executed this day by the Parties hereto:

ATTEST: By: /s/Samuel T. Guesto Jr. Name: Samuel T. Guesto, Jr. Title: County Manager for Legislation & Chief Clerk Date: April 20,2005	THE COUNTY OF LUZERNE By: /s/Gregory A. Skrepenak Name: Gregory A. Skrepenak Title: Commissioner, Chairman Date: April 20, 2005

WITNESS: By: /s/Jennifer Ardoline Name: Jennifer Ardoline Title: Legal Assistant Date: April 26,2005	Comprehensive Healthcare Solutions, Inc. By: /s/John Treglia Name: John Treglia Title: CEO, Chairman Date: April 26, 2005

EXHIBIT “A”

Exhibit A

The Programs

CMHS and CLIENT agree that each program distributed to CLIENT’s residents will be defined individually thru a signed amendment that will include pricing, responsibilities, and other items that are not covered in the master agreement.

RxCARD

CMHS will provide a Prescription Discount Card and PBM Services

CMHS is offering all eligible members the discounted rates for all participating providers, Members include household dependents under the age of 24.